Exhibit 99.1

MIFFLINBURG BANCORP, INC. DECLARES DIVIDEND

Mifflinburg, PA – Mifflinburg Bancorp, Inc. (OTCPK: MIFF) (“MIFF”), the bank holding company for Mifflinburg Bank and Trust Company, announced that on May 8, 2025, MIFF’s Board of Directors declared a regular semi-annual cash dividend.

Dividend Declared

On May 8, 2025, MIFF’s Board of Directors declared a regular semi-annual cash dividend of $0.74 per share for the quarter ended June 30, 2025. The dividend is payable June 27, 2025, to shareholders of record as of June 13, 2025. Year-to-date dividends declared in 2025 total $0.74 per share compared to $0.72 per share for the same period in 2024.

About Mifflinburg Bancorp, Inc.

Mifflinburg Bancorp, Inc. is the bank holding company for Mifflinburg Bank and Trust Company. Mifflinburg Bank and Trust Company is a full-service commercial bank, serving customers from seven locations in Mifflinburg, Lewisburg, Millheim, Milton, Selinsgrove and Shamokin Dam, Pennsylvania. The Bank has 81 employees. As of March 31, 2025, Mifflinburg Bancorp, Inc. had $608 million in total assets.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward -looking statements are not statements of current or historical fact and involve substantial risks and uncertainties. Words such as “anticipates,” “believes,” estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should” and other similar expressions can be used to identify forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: costs or difficulties associated with newly developed or acquired operations; risks related to the proposed merger with Northumberland Bancorp; changes in consumer demand for financial services; our ability to control costs and expenses; adverse developments in borrower industries and, in particular, declines in real estate values; changes in and compliance with federal and state laws that regulate our business and capital levels; our ability to raise capital as needed; and the other factors discussed in other reports Mifflinburg or Northumberland may file with the U.S. Securities and Exchange Commission (the “SEC”) . We do not undertake and specifically disclaim any obligation to publicly revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law. Accordingly, readers should not place undue reliance on forward-looking statements.